                                                                    EXHIBIT 11.1

                           HASKEL INTERNATIONAL, INC.
                 STATEMENT RE: COMPUTATION OF EARNINGS PER SHARE
                                   (UNAUDITED)


                                                        THREE MONTHS ENDED                SIX MONTHS ENDED
                                                --------------------------------    -------------------------------
                                                  NOVEMBER 30,      NOVEMBER 28,     NOVEMBER 30,      NOVEMBER 28,
                                                     1996               1997             1996              1997
                                                --------------     -------------    ------------      -------------
                                                   PRIMARY &          PRIMARY &       PRIMARY &         PRIMARY &
                                                 FULLY DILUTED     FULLY DILUTED    FULLY DILUTED     FULLY DILUTED
                                                --------------     -------------    ------------      -------------
Primary and Fully Diluted Earnings
    Income from continuing operations             $ 1,521,000       $ 1,230,000      $ 2,543,000       $ 2,345,000
    Loss from discontinued operations                (229,000)               --         (529,000)               --
    Income (loss) from disposal of segment         (5,406,000)          346,000       (5,406,000)          346,000
                                                  -----------       -----------      -----------       -----------
    Net income                                    $(4,114,000)      $ 1,576,000      $(3,392,000)      $ 2,691,000
                                                  ===========       ===========      ===========       ===========

Weighted average number of
  shares outstanding                                4,732,230         4,769,048        4,731,890         4,780,035

Dilutive effect of stock options
  and warrants                                         83,908           329,610           75,786           324,684
                                                  -----------       -----------      -----------       -----------

Number of shares used to
  compute primary and fully
  diluted earnings per share                        4,816,138         5,098,658        4,807,676         5,104,719
                                                  ===========       ===========      ===========       ===========

Primary and Fully Diluted Earnings per Share
    Income from continuing operations             $      0.32       $      0.24      $      0.53       $      0.46
    Loss from discontinued operations                   (0.05)               --            (0.11)               --
    Income (loss) from disposal of segment              (1.12)             0.07            (1.12)             0.07
                                                  -----------       -----------      -----------       -----------
    Net income                                    $     (0.85)      $      0.31      $     (0.70)      $      0.53
                                                  ===========       ===========      ===========       ===========



                                       16